Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:

Investor Relations

610-925-2000

GENESIS HEALTHCARE REPORTS THIRD QUARTER 2020 RESULTS

Company Provides COVID-19 Update

KENNETT SQUARE, PA – (November 9, 2020) – Genesis Healthcare, Inc. (Genesis, or the Company) (NYSE:GEN), one of the largest post-acute care providers in the United States, today announced operating results for the third quarter ended September 30, 2020 and provided an update regarding the impact of the 2019 novel coronavirus (COVID-19) pandemic on its business.

"The virus continues to have a significant adverse impact on the Company's revenues and expenses, particularly in hard-hit Mid Atlantic and Northeastern markets,” stated George V. Hager, Jr., Chief Executive Officer of Genesis.  “While we are grateful for federal and state financial support received and committed to date, the stimulus funds recognized in the third quarter of 2020 fell nearly $60 million short of the Company's COVID-19 related costs and the estimated impact of lost revenue.  Given the persistence of the virus, its intensification as we approach the winter months and the slow pace of recovery in occupancy, the Company remains reliant on adequate and timely government sponsored financial support to meet its obligations to patients, residents, caregivers and stakeholders."

“Our admiration and respect for all of our employees, who have been true heroes for the last eight months, only increases as they have come to work each and every day despite challenging  conditions to care for our patients and residents. We are truly blessed by and grateful for their dedication and compassion.”

Third Quarter 2020 Results

●	US GAAP revenue in the third quarter of 2020 was $0.94 billion compared to $1.12 billion in the third quarter of 2019;

●	US GAAP net (loss) income attributable to Genesis Healthcare, Inc. in the third quarter of 2020 was $(62.8) million compared to $46.1 million in the third quarter of 2019;

●	Adjusted EBITDA in the third quarter of 2020, which excludes the estimated impact of COVID-19, was $62.2 million compared to $34.7 million in the third quarter of 2019; and

●	Adjusted EBITDAR in the third quarter of 2020, which excludes the estimated impact of COVID-19, was $148.4 million.

The Company estimates the COVID-19 pandemic reduced earnings nearly $60 million in the third quarter of 2020.  Specifically, the Company recognized $34 million of federal relief grants and other support under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) and $30 million of additional funding provided by certain states. The recognition of these funds in the Company’s operating results served partially to offset the estimated $124 million impact of COVID-19 related to lost revenue and incremental expenses incurred in the third quarter of 2020.

COVID-19 UPDATE AND OUTLOOK

Within Genesis facilities, approximately 70% of patient and resident positive COVID-19 cases have occurred in its facilities located in the states of New Jersey, Connecticut, Massachusetts, Pennsylvania and Maryland, which correspond to many of the largest initial community outbreak areas across the country.  Genesis facilities in these five states represent 45% of its total operating beds.

Net Revenues.

The Company’s net revenues for the three and nine months ended September 30, 2020 were materially and adversely impacted by a significant decline in occupancy as a result of COVID-19. The Company’s skilled nursing facility operating occupancy decreased from 88.2% for the three months ended March 31, 2020 to 75.4% for the three months ended September 30, 2020.  The Company’s operating occupancy in the month of October 2020 of 76.5% grew approximately 240 basis points from an operating occupancy low point of 74.2% in the month of June 2020.

The Company’s occupancy decreased in the early months of the pandemic following the efforts of referring hospitals to cancel or reschedule elective procedures in anticipation of an increasing number of COVID-19 cases in their communities.  As the pandemic progressed, occupancy was further decreased by, among other things, implementation of self-imposed admission holds in those Genesis facilities having exposure to positive cases of COVID-19 among patients, residents and employees. These self-imposed restrictions on admissions were instituted to limit risks of potential spread of the virus by individuals who either tested positive for COVID-19, exhibited symptoms of COVID-19 but had not yet been tested positive due to a severe shortage of testing materials, or were asymptomatic of COVID-19 but potentially positive and contagious.

After taking into account a commensurate reduction in related and direct operating expenses, the Company estimates lost revenue caused by COVID-19 reduced earnings by approximately $71 million and $145 million for the three and nine months ended September 30, 2020, respectively. The impact of COVID-19 on the Company’s occupancy and net revenues for the remainder of 2020 will depend on future developments, which are highly uncertain and cannot be predicted, including the pace of recovery in occupancy, the future scope and severity of COVID-19, and the actions taken by public and private entities in response to the pandemic.

Operating Expenses.

The Company’s operating expenses for the three and nine months ended September 30, 2020 were materially and adversely impacted due to increases in costs as a result of the pandemic, with more dramatic increases occurring at facilities with positive COVID-19 cases among patients, residents and employees.  During the three months and nine months ended September 30, 2020, the Company estimates it incurred approximately $52 million and $205 million, respectively, of incremental operating expenses in response to the pandemic.  Increases in cost primarily stemmed from higher labor costs, including increased use of overtime and bonus pay, as well as a significant increase in both the cost and usage of personal protective equipment, workers compensation, testing, medical equipment, enhanced cleaning and environmental sanitation costs, and the impact of utilizing less efficient modes of providing therapy in order to avoid the grouping of patients.

Government Sponsored Relief Programs.

Since March 31, 2020, our usual sources of liquidity have been supplemented by grants and advanced Medicare payments under programs expanded or created under the CARES Act.  Specifically, in April 2020, the Company applied for and received $157 million of advanced Medicare payments, and from April through September 2020, received approximately $254 million of relief grants and other forms of federal support, of which $222 million was recognized and $32 million was recorded as deferred revenue.  In addition, the Company has elected to implement the CARES Act payroll tax deferral program, which is expected to preserve, on an interest free basis, approximately $90 million of cash representing the employer portion of payroll taxes estimated to be incurred between March 27, 2020 and December 31, 2020, of which approximately $65 million was realized through September 30, 2020.  The advance Medicare payments of $157 million, which are also interest free, are expected to be recouped between April 2021 and February 2022, while one-half of the payroll tax deferral amount will become due on each of December 31, 2021 and December 31, 2022.   In addition to relief funding under the CARES Act, funding has been committed by a number of states in which the Company operates, currently estimated at $85 million, of which approximately $76 million was recognized in net revenue through September 30, 2020.

Liquidity and Going Concern Considerations

The Company performed an assessment to determine whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued. Initially, this assessment does not consider the potential mitigating effect of management’s plans that have not been fully implemented. When substantial doubt exists, management assesses the mitigating effect of its plans to determine if it is probable that (1) the plans will be effectively implemented within one year after the date the financial statements are issued, and (2) when implemented, the plans will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

In completing its going concern assessment, the Company considered the uncertainties relating to the impact of COVID-19 on its future results of operations as well as its current financial condition and liquidity sources, including current funds available, forecasted future cash flows and the Company’s indebtedness and other conditional and unconditional obligations due within 12 months following the date its financial statements were issued. Without giving effect to the prospect, timing and adequacy of future governmental funding support and other mitigating plans, many of which are beyond the Company’s control, it is unlikely that the Company will be able to generate sufficient cash flows to meet its required financial obligations, including its rent and debt obligations, and maintain compliance with financial covenants.  The existence of these conditions raises substantial doubt about the Company’s ability to continue as a going concern for the twelve-month period following the date the financial statements are issued.

In response to COVID-19 and other conditions that raise substantial doubt about the Company’s ability to continue as a going concern, the Company has taken the following measures:

●	The Company applied for and received government-sponsored financial relief related to the pandemic;
●	The Company is utilizing the CARES Act payroll tax deferral program to delay payment of a portion of payroll taxes incurred through December 2020, 50% to be repaid by December 31, 2021 and 50% to be repaid by December 31, 2022;
●	While it vigorously advocates, for itself and the skilled nursing industry, regarding the need for additional government sponsored funding, the Company continues to explore and to take advantage of existing government sponsored funding programs implemented to support businesses impacted by COVID-19;
●	The Company continues to seek and implement measures to adapt its operational model to function for the long-term in a COVID-19 environment;
●	The Company has pursued, and will continue to pursue, creative and accretive opportunities to sell assets and enter into joint venture structures in order to provide liquidity; and
●	The Company is exploring and evaluating a number of strategic and other alternatives to manage and to improve its liquidity position, in order to address the maturity of material indebtedness and other obligations over the twelve-month period following the date the financial statements are issued.

These measures and other plans and initiatives are needed to provide the Company with adequate liquidity to meet its obligations for at least the twelve-month period following the date its financial statements are issued. However, such plans and initiatives are dependent on factors that are beyond the Company’s control or may not be available on terms acceptable to the Company, or at all. Accordingly, management determined it could not be certain that the plans and initiatives would be effectively implemented within one year after the date the financial statements are issued. Further, even if the Company receives additional funding support from government sources and/or is able to execute successfully all of its these plans and initiatives, given the unpredictable nature of, and the operating challenges presented by, the COVID-19 virus, the Company’s operating plans and resulting cash flows along with its cash and cash equivalents and other sources of liquidity may not be sufficient to fund operations for the twelve-month period following the date the financial statements are issued. Such events or circumstances could force the Company to seek reorganization under the U.S. Bankruptcy Code.

Medicare Shared Savings Program (MSSP)

LTC ACO, the first long-term care sponsored Accountable Care Organization (“ACO”) in the United States and a subsidiary of Genesis, recently received a positive reconciliation and settlement under the MSSP for the 2019 performance year and as a result, generated shared savings for the second consecutive year.

During 2019, Genesis managed approximately 5,800 Medicare fee-for-service beneficiaries under the MSSP with annualized Medicare spend of more than $160 million. In 2019, the MSSP required the LTC ACO to save at least 2.8% of the total Medicare spend under management to share in up to 62.5% (50% applicable to the first half of the year and 75% for the second) of the savings with Centers for Medicare and Medicaid Services (CMS).

In August 2020, CMS notified Genesis that it reached the minimum savings rate in program year 2019 set by CMS required for gain share. In October of 2020, the LTC ACO received MSSP shared savings of approximately $18.8 million and income of approximately $17.0 million net of participating provider distributions, of which $10.3 million was recognized as income during the quarter ended September 30, 2020.

Also during the quarter ended September 30, 2020, Genesis recognized $3.1 million of estimated MSSP shared savings income for the 2020 program year.

Portfolio Optimization

Genesis continues to exit challenged facilities and certain low density markets in order to focus on investment and growth in core markets. During the third quarter of 2020, Genesis sold the real estate and operations of one facility.

The sold facility generated approximate annual net revenue of $10 million, Adjusted EBITDA of $1 million and a pre-tax net income of $0.2 million. This transaction resulted in the repayment of over $5 million of indebtedness.

The Company exited operations of an additional nine facilities thus far during the fourth quarter of 2020.  In total, these nine facilities generated approximate annual net revenue of $91 million, Adjusted EBITDA of $4 million and a pre-tax net loss of $2 million.  These transactions resulted in the repayment of approximately $22 million of indebtedness.

Conference Call

Genesis Healthcare, Inc. will hold a conference call at 8:30 a.m. Eastern Time on Monday, November 9, 2020 to discuss its financial results for the third quarter 2020 and to provide a Company update with respect to COVID-19.  Investors can access the conference call by calling (855) 849-2198 or live via a listen-only webcast through the Genesis website at http://www.genesishcc.com/investor-relations/, where a replay of the call will also be posted for one year.

About Genesis Healthcare, Inc.

Genesis Healthcare, Inc. (NYSE: GEN) is a holding company with subsidiaries that, on a combined basis, comprise one of the nation's largest post-acute care companies providing services to more than 350 skilled nursing facilities and assisted/senior living communities in 25 states nationwide. Genesis subsidiaries also supply rehabilitation therapy to approximately 1,100 healthcare providers in 44 states, the District of Columbia and China.  References made in this release to "Genesis," "the Company," "we," "us" and "our" refer to Genesis Healthcare, Inc. and each of its subsidiaries. Visit our website at www.genesishcc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” or “prospect,” or the negative or other variations thereof or comparable terminology. They include, but are not limited to, statements about Genesis’ expectations and beliefs regarding its future financial performance, anticipated cost management, anticipated impact of the COVID-19 pandemic on occupancy levels, revenue, operating expenses and government-sponsored financial relief, anticipated business development, anticipated financing activities and anticipated demographic and supply-demand trends facing the industry. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release, and there can be no assurance that they will be achieved or occur, in whole or in part, in the timeframes anticipated by the Company or at all. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Genesis may differ materially from that expressed or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, the following:

• the extent to which the COVID-19 pandemic continues materially and adversely to affect our patients, staff, operations, financial condition, results of operations, compliance with financial covenants and liquidity will depend on future developments, including the measures taken by public and private entities in response to the pandemic, which are highly uncertain and cannot be predicted;

• litigation or investigations regarding COVID-19 could materially and adversely affect our financial condition, results of operations, compliance with financial covenants and liquidity;

• reductions and/or delays in Medicare or Medicaid reimbursement rates, or changes in the rules governing the Medicare or Medicaid programs could have a material adverse effect on our revenues, financial condition and results of operations;

• reforms to the U.S. healthcare system that have imposed new requirements on us and uncertainties regarding potential material changes to such reforms;

• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;

• our success being dependent upon retaining key executives and personnel;

• it can be difficult to attract and retain qualified nurses, therapists, healthcare professionals and other key personnel, which, along with a growing number of minimum wage and compensation related regulations, can increase our costs related to these employees;

• recently enacted changes in Medicare reimbursements for physician and non-physician services could impact reimbursement for medical professionals;

• we are subject to extensive and complex laws and government regulations. If we are not operating in compliance with these laws and regulations or if these laws and regulations change, we could be required to make significant expenditures or change our operations in order to bring our facilities and operations into compliance;

• our physician services operations are subject to corporate practice of medicine laws and regulations. Our failure to comply with these laws and regulations could have a material adverse effect on our business and operations;

• we face inspections, reviews, audits and investigations under federal and state government programs, such as the Department of Justice. These investigations and audits could result in adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition, and reputation;

• significant legal actions, which are commonplace in our industry, could subject us to increased operating costs, which could materially and adversely affect our results of operations, liquidity, financial condition, and reputation;

• insurance coverages, including professional liability coverage, may become increasingly expensive and difficult to obtain for health care companies, and our self-insurance may expose us to significant losses;

• failure to maintain effective internal control over financial reporting could have an adverse effect on our ability to report on our financial results on a timely and accurate basis;

• we may be unable to reduce costs to offset decreases in our patient census levels or other expenses timely and completely;

• completed and future acquisitions may consume significant resources, may be unsuccessful and could expose us to unforeseen liabilities and integration risks;

• we lease a significant number of our facilities and may experience risks relating to lease termination, lease expense escalators, lease extensions, special charges and leases that are not economically efficient in the current business environment;

• our substantial indebtedness, scheduled maturities and disruptions in the financial markets could affect our ability to obtain financing or to extend or refinance debt as it matures, which could negatively impact our results of operations, liquidity, financial condition and the market price of our common stock;

• exposure to the credit and non-payment risk of our contracted customer relationships, including as a result from bankruptcy, receivership, liquidation, reorganization or insolvency, especially during times of systemic industry pressures, economic conditions, regulatory uncertainty and tight credit markets, which could result in material losses;

• some of our directors are significant stockholders or representatives of significant stockholders, which may present issues regarding diversion of corporate opportunities and other potential conflicts;

• no assurance can be given that we will be able to regain compliance with the NYSE continued listing standard regarding the minimum share price requirement or maintain compliance with other continued listing requirements set forth in the NYSE Listed Company Manual; and

• we could experience adverse consequences if our common stock ultimately were to be suspended from trading on, and delisted from, the NYSE for any reason, which could have an adverse effect on our business, liquidity or financial condition, any of which could lead to difficulty maintaining important business, financing and operational relationships.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the U.S. Securities and Exchange Commission, discuss the foregoing risks as well as other important risks and uncertainties of which investors should be aware. Any forward-looking statements contained herein are made only as of the date of this release. Genesis disclaims any obligation to update its forward-looking statements or any of the information contained in this release. Investors are cautioned not to place undue reliance on these forward-looking statements.

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GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net revenues	$938,653	$1,123,705	$2,987,162	$3,430,397
Salaries, wages and benefits	535,009	620,493	1,732,486	1,889,062
Other operating expenses	309,664	339,441	967,419	1,014,507
General and administrative costs	45,172	35,930	124,558	107,024
Lease expense	86,247	100,018	280,662	288,665
Depreciation and amortization expense	24,373	34,932	84,177	101,395
Interest expense	33,918	37,099	102,065	141,590
Loss on early extinguishment of debt	1,101	2,460	6,561	2,436
Investment income	(957)	(2,071)	(3,074)	(6,078)
Other income	(53,507)	(131,811)	(182,439)	(172,141)
Transaction costs	15,561	12,941	26,696	23,025
Long-lived asset impairments	72,400	16,037	159,200	16,937
Federal stimulus - COVID-19 other income	(31,212)	—	(216,713)	—
Equity in net income of unconsolidated affiliates	(3,362)	(93)	(6,811)	(178)
(Loss) income before income tax expense (benefit)	(95,754)	58,329	(87,625)	24,153
Income tax expense (benefit)	176	(569)	(1,060)	(680)
Net (loss) income	(95,930)	58,898	(86,565)	24,833
Less net loss (income) attributable to noncontrolling interests	33,137	(12,801)	35,275	1,182
Net (loss) income attributable to Genesis Healthcare, Inc.	$(62,793)	$46,097	$(51,290)	$26,015
(Loss) earnings per common share:
Basic:
Weighted-average shares outstanding for basic net (loss) income per share	113,145	109,123	111,372	106,581
Basic net (loss) income per common share attributable to Genesis Healthcare, Inc.	$(0.55)	$0.42	$(0.46)	$0.24

Diluted:
Weighted-average shares outstanding for diluted net (loss) income per share	113,145	166,002	111,372	164,583
Diluted net (loss) income per common share attributable to Genesis Healthcare, Inc.	$(0.55)	$0.40	$(0.46)	$0.21

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	September 30,	December 31,
	2020	2019
Assets:
Current assets:
Cash and equivalents	$200,995	$12,097
Restricted cash and equivalents	45,437	63,101
Accounts receivable, net of allowance for doubtful accounts	456,023	567,636
Other current assets	194,958	186,013
Total current assets	897,413	828,847
Property and equipment, net of accumulated depreciation	1,018,939	962,105
Finance lease right-of-use asset, net of accumulated amortization	28,635	37,097
Operating lease right-of-use asset	1,817,603	2,399,505
Restricted cash and equivalents	51,106	50,608
Identifiable intangible assets, net of accumulated amortization	83,530	87,446
Goodwill	85,642	85,642
Other long-term assets	231,757	210,890
Total assets	$4,214,625	$4,662,140

Liabilities and Stockholders' Deficit:
Current liabilities:
Accounts payable and accrued expenses	$514,618	$464,476
Accrued compensation	145,439	153,698
Other current liabilities	290,818	452,996
Total current liabilities	950,875	1,071,170

Long-term debt	1,543,698	1,450,994
Finance lease obligations	35,577	39,335
Operating lease obligations	2,199,826	2,681,403
Other long-term liabilities	629,564	501,803
Stockholders' deficit	(1,144,915)	(1,082,565)
Total liabilities and stockholders' deficit	$4,214,625	$4,662,140

GENESIS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Nine months ended September 30,
	2020	2019
Net cash provided by operating activities (1)	$281,158	$15,758
Net cash used in investing activities	(45,574)	(393,034)
Net cash (used in) provided by financing activities	(63,852)	363,069
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	171,732	(14,207)
Beginning of period	125,806	142,276
End of period	$297,538	$128,069

(1) - Net cash provided by operating activities in the three months ended September 30, 2020 and 2019 includes approximately $26.7 million and $23.0 million, respectively, of cash payments for transaction-related costs.  Net cash provided by operating activities in the nine months ended September 30, 2020 includes $157.0 million of advanced Medicare payments and $65.0 million of deferred payroll taxes pursuant to the CARES Act, both of which are required to be repaid.

GENESIS HEALTHCARE, INC.

KEY PERFORMANCE AND VALUATION MEASURES

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Financial Results (in thousands)
Financial Performance Measures:
Net revenues (GAAP)	$938,653	$1,123,705	$2,987,162	$3,430,397
Net (loss) income attributable to Genesis Healthcare, Inc. (GAAP)	(62,793)	46,097	(51,290)	26,015
EBITDA (Non-GAAP)	(37,463)	130,360	98,617	267,138
Adjusted EBITDA (Non-GAAP)	62,178	34,683	164,420	150,552
Valuation Measure:
Adjusted EBITDAR (Non-GAAP)	$148,425		$445,082

INPATIENT SEGMENT:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Occupancy Statistics - Inpatient
Available licensed beds in service at end of period	38,073	43,769	38,073	43,769
Available operating beds in service at end of period	36,616	41,912	36,616	41,912
Available patient days based on licensed beds	3,502,716	4,026,748	10,432,861	11,939,391
Available patient days based on operating beds	3,369,354	3,856,927	10,018,532	11,437,918
Actual patient days	2,540,395	3,367,241	8,050,490	10,011,691
Occupancy percentage - licensed beds	72.5%	83.6%	77.2%	83.9%
Occupancy percentage - operating beds	75.4%	87.3%	80.4%	87.5%
Skilled mix	16.9%	17.6%	17.1%	18.4%
Average daily census	27,613	36,600	29,381	36,673
Revenue per patient day (skilled nursing facilities)
Medicare Part A	$573	$523	$571	$525
Insurance	495	465	493	460
Private and other	365	368	368	367
Medicaid	261	233	258	232
Medicaid (net of provider taxes)	237	213	235	213
Weighted average (net of provider taxes)	$303	$277	$301	$279
Patient days by payor (skilled nursing facilities)
Medicare	240,485	319,656	781,252	999,535
Insurance	162,034	239,060	506,186	735,736
Total skilled mix days	402,519	558,716	1,287,438	1,735,271
Private and other	140,445	188,157	462,503	545,584
Medicaid	1,835,846	2,425,249	5,793,991	7,150,761
Total Days	2,378,810	3,172,122	7,543,932	9,431,616
Patient days as a percentage of total patient days (skilled nursing facilities)
Medicare	10.1%	10.1%	10.4%	10.6%
Insurance	6.8%	7.5%	6.7%	7.8%
Skilled mix	16.9%	17.6%	17.1%	18.4%
Private and other	5.9%	5.9%	6.1%	5.8%
Medicaid	77.2%	76.5%	76.8%	75.8%
Total	100.0%	100.0%	100.0%	100.0%
Facilities at end of period
Skilled nursing facilities
Leased	241	280	241	280
Owned	14	30	14	30
Joint Venture	70	38	70	38
Managed	12	12	12	12
Total skilled nursing facilities	337	360	337	360
Total licensed beds	40,535	43,712	40,535	43,712
Assisted/Senior living facilities:
Leased	19	21	19	21
Owned	1	1	1	1
Joint Venture	2	1	2	1
Managed	1	1	1	1
Total assisted/senior living facilities	23	24	23	24
Total licensed beds	1,829	1,941	1,829	1,941
Total facilities	360	384	360	384

Total Jointly Owned and Managed— (Unconsolidated)	36	13	36	13

REHABILITATION THERAPY SEGMENT*:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue mix %:
Company-operated	33.1%	35.3%	33.9%	35.9%
Non-affiliated and affiliated third party	66.9%	64.7%	66.1%	64.1%
Sites of service (at end of period)	1,064	1,185	1,064	1,185
Revenue per site	$145,360	$149,357	$440,170	$459,411
Therapist efficiency %	65.8%	67.8%	67.3%	68.7%

* Excludes respiratory therapy services.

Reasons for Non-GAAP Financial Disclosure

The following discussion includes references to Adjusted EBITDAR, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures (collectively, Non-GAAP Financial Measures).  A Non-GAAP Financial Measure is a numerical measure of a registrant’s value, historical or future financial performance, financial position and cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided reconciliations of the Non-GAAP Financial Measures to the most directly comparable GAAP financial measures.

We believe the presentation of Non-GAAP Financial Measures provides useful information to investors regarding our results of operations because these financial measures are useful for trending, analyzing and benchmarking the performance and value of our business.  By excluding certain expenses and other items that may not be indicative of our core business operating results, these Non-GAAP Financial Measures:

● allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

● facilitate comparisons with prior periods and reflect the principal basis on which management monitors financial performance;

● facilitate comparisons with the performance of others in the post-acute industry;

● provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

● allow investors to view our financial performance and condition in the same manner as our significant landlords and lenders require us to report financial information to them in connection with determining our compliance with financial covenants.

We use two Non-GAAP Financial Measures primarily (EBITDA and Adjusted EBITDA) as performance measures and believe that the GAAP financial measure most directly comparable to these two Non-GAAP Financial Measures is net (loss) income attributable to Genesis Healthcare, Inc.  We use one Non-GAAP Financial Measure (Adjusted EBITDAR) as a valuation measure and believe that the GAAP financial measure most directly comparable to this Non-GAAP Financial Measure is net (loss) income attributable to Genesis Healthcare, Inc.  We use Non-GAAP Financial Measures to assess the value of our business and the performance of our operating businesses, as well as the employees responsible for operating such businesses.  Non-GAAP Financial Measures are useful in this regard because they do not include such costs as interest expense, income taxes and depreciation and amortization expense which may vary from business unit to business unit depending upon such factors as the method used to finance the original purchase of the business unit or the tax law in the state in which a business unit operates.  By excluding such factors when measuring financial performance, many of which are outside of the control of the employees responsible for operating our business units, we are better able to evaluate value and the operating performance of the business unit and the employees responsible for business unit performance.  Consequently, we use these Non-GAAP Financial Measures to determine the extent to which our employees have met performance goals, and therefore the extent to which they may or may not be eligible for incentive compensation awards.

We also use Non-GAAP Financial Measures in our annual budget process.  We believe these Non-GAAP Financial Measures facilitate internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance.  The presentation of these Non-GAAP Financial Measures is consistent with our past practice and we believe these measures further enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

Although we use Non-GAAP Financial Measures as financial measures to assess value and the performance of our business, the use of these Non-GAAP Financial Measures is limited because they do not consider certain material costs necessary to operate the business.  These costs include our lease expense (only in the case of Adjusted EBITDAR), the cost to service debt, the depreciation and amortization associated with our long-lived assets, losses (gains) on early extinguishment of debt, transaction costs, long-lived asset impairment charges, federal and state income tax expenses, the operating results of our divested businesses and the income or net loss attributable to noncontrolling interests.  Because Non-GAAP Financial Measures do not consider these important elements of our cost structure, a user of our financial information who relies on Non-GAAP Financial Measures as the only measures of our performance could draw an incomplete or misleading conclusion regarding our financial performance.  Consequently, a user of our financial information should consider net (loss) income attributable to Genesis Healthcare, Inc. as an important measure of its financial performance because it provides the most complete measure of our performance.

Other companies may define Non-GAAP Financial Measures differently and, as a result, our Non-GAAP Financial Measures may not be directly comparable to those of other companies.  Non-GAAP Financial Measures do not represent net (loss) income, as defined by GAAP. Non-GAAP Financial Measures should be considered in addition to, not as a substitute for, or superior to, GAAP Financial Measures.

We use the following Non-GAAP Financial Measures that we believe are useful to investors as key valuation and operating performance measures:

EBITDA

We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (interest expense) and our asset base (depreciation and amortization expense) from our operating results.  In addition, covenants in our debt agreements use EBITDA as a measure of financial compliance.

Adjustments to EBITDA

We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, in the case of Adjusted EBITDA.  We believe that the presentation of Adjusted EBITDA, when combined with GAAP net (loss) income attributable to Genesis Healthcare, Inc., and EBITDA, is beneficial to an investor’s complete understanding of our operating performance. In addition, such adjustments are substantially similar to the adjustments to EBITDA provided for in the financial covenant calculations contained in our lease and debt agreements.

We adjust EBITDA for the following items:

●	Loss on early extinguishment of debt. We recognize gains or losses on the early extinguishment of debt when we refinance our debt prior to its original term, requiring us to write-off any unamortized deferred financing fees. We exclude the effect of gains or losses recorded on the early extinguishment of debt because we believe these gains and losses do not accurately reflect the underlying performance of our operating businesses.

●	Other income. We primarily use this income statement caption to capture gains and losses on the sale or disposition of assets. We exclude the effect of such gains and losses because we believe they do not accurately reflect the underlying performance of our operating businesses.

●	Transaction costs. In connection with our acquisition and disposition transactions, we incur costs consisting of investment banking, legal, transaction-based compensation and other professional service costs. We exclude acquisition and disposition related transaction costs expensed during the period because we believe these costs do not reflect the underlying performance of our operating businesses.

●	Long-lived asset impairments. We exclude non-cash long-lived asset impairment charges because we believe including them does not reflect the ongoing performance of our operating businesses. Additionally, such impairment charges represent accelerated depreciation expense, and depreciation expense is also excluded from EBITDA.

●	Severance and restructuring. We exclude severance costs from planned reduction in force initiatives associated with restructuring activities intended to adjust our cost structure in response to changes in the business environment. We believe these costs do not reflect the underlying performance of our operating businesses. We do not exclude severance costs that are not associated with such restructuring activities.

●	Loss (income) of newly acquired, constructed or divested businesses. Many of the businesses we acquire have a history of operating losses and continue to generate operating losses in the months that follow our acquisition. Newly constructed or developed businesses also generate losses while in their start-up phase. We view these losses as both temporary and an expected component of our long-term investment in the new venture. We adjust these losses when computing Adjusted EBITDA in order to better analyze the performance of our mature ongoing business. The activities of such businesses are adjusted when computing Adjusted EBITDA until such time as a new business generates positive Adjusted EBITDA. The divestiture of underperforming or non-strategic facilities is also an element of our business strategy. We eliminate the results of divested facilities beginning in the quarter in which they become divested. We view the income or losses associated with the wind-down of such divested facilities as not indicative of the performance of our ongoing operating business.

●	Stock-based compensation. We exclude stock-based compensation expense because it does not result in an outlay of cash and such non-cash expenses do not reflect the underlying performance of our operating businesses.

●	Estimated impact of COVID-19. We excluded the net impact of the COVID-19 pandemic to our revenues and expenses for the three and nine months ended September 30, 2020 due to the extraordinary nature of the virus and its impact across the globe. We view the full extent of incremental expenses, lost revenue and government relief grants as not indicative of the underlying potential long-term performance of our operating businesses. Our estimate of the pandemic’s impact on earnings for the three and nine months ended September 30, 2020 includes the following components: (1) incremental funding received to address escalating expenses and lost revenue (2) incremental expenses incurred as a result of the pandemic and (3) the net impact of lost revenue, after considering a commensurate reduction in operating expenses. For the three and nine months ended September 30, 2020, we excluded funding recognized under the CARES Act and additional funding provided by certain states totaling approximately $64 million and $298 million, respectively. For the three and nine months ended September 30, 2020, we excluded incremental expenses incurred in connection with the COVID-19 pandemic of approximately $52 million and $205 million, respectively. For the three and nine months ended September 30, 2020 we excluded the estimated net impact of lost revenue offset by any resulting reduction in operating expenses, of $71 million and $145 million, respectively.

●	Other non-recurring income. In the three and nine months ended September 30, 2019, we excluded an insurance recovery and costs related to the hurricane events of fiscal year 2017. We do not believe the excluded costs reflect the performance of our ongoing operating business.

Adjusted EBITDAR

We use Adjusted EBITDAR as one measure in determining the value of our business and the value of prospective acquisitions or divestitures.  Adjusted EBITDAR is also a commonly used measure to estimate the enterprise value of businesses in the healthcare and other industries. In addition, financial covenants in our lease agreements use Adjusted EBITDAR as a measure of compliance.

The adjustments made and previously described in the computation of Adjusted EBITDA are also made when computing Adjusted EBITDAR.

Supplemental Information:

We provide supplemental information about certain capital costs we believe are beneficial to an investor’s understanding of our capital structure and cash flows.  This supplemental information includes (1) cash interest payments on our recourse and HUD guaranteed indebtedness (2) cash rent payments made to partially owned real estate joint ventures that is eliminated in consolidation, net of any distributions returned to us, and (3) total cash lease payments made pursuant to operating leases and finance leases.

This supplemental information is used by us to evaluate our leverage, fixed charge coverage and cash flow.  This supplemental information is consistent with information used by our major creditors in evaluating compliance with financial covenants contained in our material lease and loan agreements.

See the reconciliation of net (loss) income attributable to Genesis Healthcare, Inc. to Non-GAAP financial information included herein.

GENESIS HEALTHCARE, INC.

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO GENESIS HEALTHCARE, INC. TO

NON-GAAP FINANCIAL INFORMATION

(UNAUDITED)

(IN THOUSANDS)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Net (loss) income attributable to Genesis Healthcare, Inc.	$(62,793)	$46,097	$(51,290)	$26,015
Adjustments to compute EBITDA:
Net (loss) income attributable to noncontrolling interests	(33,137)	12,801	(35,275)	(1,182)
Depreciation and amortization expense	24,373	34,932	84,177	101,395
Interest expense	33,918	37,099	102,065	141,590
Income tax expense (benefit)	176	(569)	(1,060)	(680)
EBITDA	$(37,463)	$130,360	98,617	267,138
Adjustments to compute Adjusted EBITDA:
Loss on early extinguishment of debt	1,101	2,460	6,561	2,436
Other income	(53,507)	(131,811)	(182,439)	(172,141)
Transaction costs	15,561	12,941	26,696	23,025
Long-lived asset impairments	72,400	16,037	159,200	16,937
Severance and restructuring	354	2,751	1,055	4,870
Loss (income) of newly acquired, constructed, or divested businesses	2,769	67	(2,481)	2,811
Stock-based compensation	1,599	1,878	5,324	5,713
Estimated impact of COVID-19	59,364	—	51,887	—
Other non-recurring income	—	—	—	(237)
Adjusted EBITDA	$62,178	$34,683	$164,420	$150,552
Lease expense	86,247	100,018	280,662	288,665
Adjusted EBITDAR	$148,425		$445,082
Supplemental information:
Cash interest payments on recourse and HUD debt	$14,257	$20,550	$48,917	$63,490
Cash payments made to partially owned real estate joint ventures, net of distributions received	14,186	5,610	39,565	9,810
Total cash lease payments made pursuant to operating leases and finance leases	$85,575	$100,500	$269,357	$314,516